As filed with the Securities and Exchange Commission on August 8, 2013

Registration No. 333-156955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3199675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Goldin Associates, LLC

350 Fifth Avenue, 44th Floor

The Empire State Building

New York, NY 10118

(212) 593-2255

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Prager

Chief Executive Officer

The PMI Group, Inc.

c/o Goldin Associates, LLC

350 Fifth Avenue, 44th Floor

The Empire State Building

New York, NY 10118

(212) 593-2255

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John L. Savva, Esq.

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”), relates to the Registration Statement on Form S-3, as amended (the “Registration Statement”), File No. 333-156955, of The PMI Group, Inc. (the “Company”), filed with the Securities and Exchange Commission on January 27, 2009. The Registration Statement registered an amount or number of Senior Debt Securities, Subordinated Debt Securities, shares of Preferred Stock, shares of Common Stock, Depositary Shares, Warrants, Stock Purchase Contracts and Units as would have an aggregate initial offering price not to exceed $850,000,000. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, the Company files this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Madison, State of Connecticut, on August 7, 2013.

THE PMI GROUP, INC.

By:	/s/ Dario M. Nolasco
Dario M. Nolasco
General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.